EXHIBIT 99.1

Broadridge Appoints Todd Diganci to its Board of Directors

NEW YORK, June 9, 2026 – Broadridge Financial Solutions, Inc. (NYSE: BR), a global Fintech leader, is pleased to announce the appointment of Todd Diganci as a member of its Board of Directors, effective August 1, 2026. Following his appointment, Broadridge’s expanded Board will consist of 10 members, eight of whom are independent. Mr. Diganci will serve on the Audit Committee of the Board.

“I am thrilled to welcome Todd, who is an accomplished financial executive with expertise in the securities industry. As the financial services industry continues to transform, his expertise will help ensure that Broadridge remains at the forefront of innovation as we continue to provide the infrastructure and technologies to support our clients’ growth and ultimately, enable better financial lives,” said Eileen Murray, Chairperson of Broadridge’s Board of Directors.

Mr. Diganci is a financial executive and strategic leader with deep expertise in U.S. securities regulation. From 2017 through June 2026, he served as Executive Vice President, Chief Financial Officer, and Chief Administrative Officer of the Financial Industry Regulatory Authority (FINRA). In this capacity, he provided enterprise-wide financial and administrative stewardship for one of the foundational regulatory institutions anchoring the U.S. securities markets. His role included oversight of FINRA’s finance, human resources, and its credentialing, registration, education and disclosure (CRED) operations.

Prior to 2017, Mr. Diganci held positions of increasing responsibility at FINRA, serving as Corporate Controller then Chief Financial Officer. During a period of significant regulatory and market transformation, he expanded the scope of FINRA’s CFO role to include enterprise risk management and corporate strategic leadership. Committed to financial literacy, he also serves on the Board of Directors of the SIFMA Investor Education Foundation. "I am privileged to join Broadridge’s Board of Directors and to contribute to a company at the forefront of financial technology and market modernization," said Mr. Diganci. "Broadridge’s dedication to driving innovation across capital markets and corporate governance is outstanding. I look forward to collaborating with the Board and executive leadership to help guide the company through its next chapter of strategic expansion and long-term value creation."

About Broadridge

Broadridge Financial Solutions (NYSE: BR) is a global technology leader with trusted expertise and transformative technology, helping clients and the financial services industry operate, innovate, and grow. We power investing, governance, and communications for our clients – driving operational resiliency, elevating business performance, and transforming investor experiences. Our technology and operations platforms process and generate over 7 billion communications annually and underpin the daily average trading of over $15 trillion in tokenized and traditional securities globally. A certified Great Place to Work®, Broadridge is part of the S&P 500® Index, employing over 15,000 associates in 21 countries. For more information about us, please visit www.broadridge.com

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